Exhibit 19.1

PYXIS ONCOLOGY, INC.

INSIDER TRADING POLICY

INTRODUCTION

This Policy determines acceptable transactions in the securities of Pyxis Oncology, Inc. (the “Company” or “Pyxis Oncology”) by our employees, directors and consultants and their family members (“Covered Persons”). During the course of your employment, directorship or consultancy with the Company, you may receive important information that is not yet publicly available (“inside information or MNPI” or “material non-public information” or “MNPI”), about the Company or about other publicly-traded companies with which the Company has business dealings. Because of your access to this inside information or MNPI, you or a third party to whom you disclosed such inside information or MNPI (a “tippee”) may be in a position to profit financially by trading the Company’s securities, or the securities of another publicly-traded company.

For purposes of this Policy, a “family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. Generally, any entities or family members or others whose trading activities are controlled or influenced by Covered Persons should be considered to be subject to the same restrictions.

INSIDER TRADING POLICY

Prohibition Against Trading on Inside Information or MNPI

You and your family members may not engage in transactions in the Company’s securities while in possession of inside information or MNPI. You also may not transact in the securities of another publicly traded company while in possession of inside information or MNPI relevant to that other company. Use of inside information or MNPI for personal gain, or to pass on, or “tip,” the inside information or MNPI to someone who uses it for personal gain, is illegal and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that even the appearance of insider trading in securities be avoided.

This means that in some circumstances, you may have to forego a proposed transaction in Company securities even if you planned to execute the transaction prior to learning of the inside information or MNPI and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting.

A “trade” or a “transaction” includes purchases, sales, gifts, and other transactions to acquire, transfer or dispose of securities, including derivative exercises.

Inside Information Or Material Non-Public Information

As a practical matter, it is sometimes difficult to determine whether you possess inside information or MNPI. The key to determining whether nonpublic information you possess is inside information or MNPI is based on whether such information is material and nonpublic. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company securities would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision.

You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the Internet concerning the activities of Pyxis Oncology or other companies with which Pyxis Oncology does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the Company’s General Counsel, or if none, the Chief Financial Officer or their designee.

Although by no means an all-inclusive list, information about the following items may be considered to be material information until it is publicly disseminated:

(i)
financial results or forecasts;
(ii)
major new products or processes;
(iii)
strategic plans;
(iv)
potential mergers, acquisitions, dispositions, tender offers or the sale of assets;
(v)
events regarding our securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in our dividend policies or amounts);
(vi)
major contracts, orders, suppliers, customers or finance sources or the loss thereof;
(vii)
significant changes or developments in suppliers or vendors;
(viii)
bankruptcies or receiverships of key collaborators, customers, vendors, suppliers, partners, the Company or its subsidiaries;
(ix)
significant changes or developments in technologies or other technological innovations or product enhancements;
(x)
scientific, clinical or regulatory results;
(xi)
top management or control changes;
(xii)
significant writeoffs;
(xiii)
actual or threatened major litigation, SEC or other investigations, or a major development in or the resolution of any such litigation or investigation;
(xiv)
pricing changes or discount policies;
(xv)
corporate partner relationships, such as joint ventures or licensing agreements;
(xvi)
communications with government agencies;
(xvii)
notice of issuance of patents;
(xviii)
declaration of stock splits, dividends or changes in dividend policy;

(xix)
the extent to which external events, including but not limited to pandemics, have had or will have a material impact on the Company’s operating results; and
(xx)
a major cybersecurity incident.

The prohibition on trading when you have inside information or MNPI lifts once that information becomes publicly disseminated, and is therefore no longer “non-public” information. For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For purposes of this Policy, a “trading day” shall mean any day on which the Nasdaq Stock Market is open for trading. For example, if an announcement of inside information or MNPI of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities starting with market open on Friday.

TRADING BY DIRECTORS, EMPLOYEES AND CONSULTANTS

We require that all Covered Persons limit their transactions in Company securities to defined time periods following public dissemination of quarterly and annual financial results and notify, and receive approval from, the Company’s General Counsel, or if none, the Chief Financial Officer or their designee (the “Approving Officers”) prior to engaging in transactions in Company securities and observe other restrictions designed to minimize the risk of apparent or actual insider trading.

Window Period

Generally, except as set forth in this policy, all Covered Persons may trade in Company securities only during a “window period” that opens after two full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes five calendar days before the end of the next quarter. This window period may be closed early or may not open if, in the judgment of the Company’s (i) Chief Executive Officer and (ii) General Counsel, or if none, the Chief Financial Officer or their designee (the “Authorized Officers”), there exists inside information or MNPI that would make trades by Covered Persons inappropriate. It is important to note that the fact that the window period has closed early or has not opened, or any special blackout period put in place by the Authorized Officers, should be considered inside information or MNPI. A Covered Person who believes that special circumstances require him or her to trade outside the window period should consult with an Approving Officer who will consult with the Company’s outside counsel. Covered Persons may trade in securities of the Company during a closed window period with the consent of any one of the Authorized Officers and only limited to cases of hardship. Further, permission to trade during a closed window period will be granted only where the person making the request does not actually have inside information or MNPI, circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

Exceptions to Window Period

(1)
ESPP/Option Exercises. Employees who are eligible to do so may purchase stock under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period. Covered Persons may exercise options granted under the Company’s stock option plans without restriction to any particular period. However, the subsequent sale of the stock (including the sale of shares in a cashless exercise program through a broker or in sales to parties other than to the Company) acquired upon the exercise of options or pursuant to the ESPP is subject to all provisions of this policy.

(2)
10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company securities made pursuant to, and in compliance with, a written plan established by a director or executive officer or other member of management that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1 (as summarized in Exhibit B), at the time when such individual was not in possession of inside information or MNPI about the Company and the Company had not imposed any trading blackout period and (ii) the Trading Plan was reviewed and approved by an Approving Officer, prior to establishment. Note that trades made pursuant to a Trading Plan by executive officers and directors must still be reported on the day of such trade to the Company’s Approving Officers. Additionally, insiders must obtain the approval of the Company’s Approving Officers, prior to modifying or terminating any Trading Plan.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, directors and executive officers may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the Company’s Approving Officers at least two business days in advance of the proposed transaction. The Approving Officer will then determine whether the transaction may proceed and, if so, will direct the Approving Officer to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. If the person becomes aware of inside information or MNPI before the trade is executed, the pre-clearance is void and the trade must not be completed. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the denial.

Advance notice of an intent to exercise an outstanding stock option shall be given to a Clearing Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan shall also be given to a Clearing Officer. Upon completion of any transaction, the Covered Person must immediately notify the Compliance Officer and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

Prohibition of Speculative or Short-term Trading

No Covered Person may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to Company securities at any time.

Short-Swing Trading/Control Stock/Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

DURATION OF POLICY’S APPLICABILITY

This policy continues to apply to Covered Persons even after your employment, directorship or consultancy with the Company has terminated. If your relationship with the Company ends on a day that the trading window is closed, you will remain subject to the trading blackout period then in effect. Further, if you are in possession of inside information or MNPI when your relationship with the Company concludes, you may not trade in Company securities or the securities of other public companies engaged in business transactions with the Company until the inside information or MNPI has been publicly disseminated or is no longer material.

PENALTIES

ANYONE WHO EFFECTS TRANSACTIONS IN THE COMPANY’S STOCK OR THE STOCK OF OTHER PUBLIC COMPANIES ENGAGED IN BUSINESS TRANSACTIONS WITH THE COMPANY (OR PROVIDES INFORMATION TO ENABLE OTHERS TO DO SO) ON THE BASIS OF INSIDE INFORMATION IS SUBJECT TO BOTH CIVIL LIABILITY AND CRIMINAL PENALTIES, AS WELL AS DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. AN EMPLOYEE, DIRECTOR OR CONSULTANT WHO HAS QUESTIONS ABOUT THIS POLICY SHOULD CONTACT HIS OR HER OWN ATTORNEY OR THE APPROVING OFFICERS. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

Effective Date and Applicability

This amended Insider Trading Policy has been adopted by the Board on November 14, 2023, and shall replace previously approved Insider Trading Policy with effect from November 14, 2023.

Please also see Frequently Asked Questions attached hereto as EXHIBIT A.

EXHIBIT A

FREQUENTLY ASKED QUESTIONS

A.
What is insider trading?

A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material nonpublic information. Insider trading also includes trading in options (puts and calls) the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price – if you have material nonpublic information and you trade, you have broken the law.

B.
Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.

C.
What is material nonpublic information?

A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond or other security. This could mean many things – financial results, potential mergers, major contracts, etc. Information is nonpublic if it has not yet been released and disseminated to the public. For a more detailed discussion, please read the entire Policy.

D.
Who can be guilty of insider trading?

A: Anyone who buys or sells a security while in possession of material nonpublic information. It does not matter if you are not an executive officer or director, or even if you do not work at Pyxis Oncology – if you know something material about the value of a security that not everyone else does, regardless of who you are, you can be found guilty of insider trading.

E.
Does Pyxis Oncology have an insider trading policy?

A: Yes.

F.
What if I work in a foreign office?

A: There is no difference. The policy and law applies to you. Because our common stock trades on a United States securities exchange, the insider trading laws of the U.S. apply. The U.S. Securities and Exchange Commission (the SEC) (a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (FINRA) (a private regulator that oversees U.S. exchanges) routinely investigate trading in a company’s securities conducted by internationally-based individuals and firms. In addition, as a Pyxis Oncology employee, our policies apply to you no matter where in the world you work.

G.
What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee”. If the tippee buys or sells based on that material nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss material non-public information about Pyxis

Oncology with anyone outside Pyxis Oncology, including spouses, family members, friends, or business associates. This includes anonymous discussion on the Internet about Pyxis Oncology or companies with which Pyxis Oncology does business.

H.
What if I don’t tell them the information itself, I just tell them whether they should buy or sell?

A: That is still tipping, and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock.

I.
What are the penalties if I trade on inside information or MNPI, or tip off someone else?

A: Anyone found liable in a civil case for trading on inside information or MNPI may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information or MNPI, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.

J.
What is “loss avoided”?

A: If you sell a common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

K.
Am I restricted from trading securities of any companies except Pyxis Oncology (for example a customer or competitor of Pyxis Oncology)?

A: Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you obtain material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Pyxis Oncology, you sometimes obtain sensitive, material information about other companies and their business dealings with Pyxis Oncology.

L.
So if I do not trade Pyxis Oncology securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. Our policies are designed so that we and our employees can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

M.
If I am aware of new product or service developments that have not been announced to the public, do I possess material non-public information?

A: In most circumstances, Pyxis Oncology does not consider new product and service developments to be material information that would require the closing of the trading window with respect to those individuals that are aware of these developments. However, there are circumstances where a new product or service in development or issues with respect to current or past products or services could be so significant that it constitutes material nonpublic information. In these circumstances, you will be notified by email if the trading window is closed for you.

N.
So when can I buy or sell my Pyxis Oncology securities?

A: According to our policies, if you have material nonpublic information, you may not buy or sell our common stock until two trading days have passed after that information is released or announced to the public. At that point, the information is considered public. Even if you do not have material nonpublic information, you may not trade in our common stock during any trading “blackout” period (when the trading window is not open). (A list of current blackout periods can be obtained from the Company’s Approving Officers and additional trading blackout periods may be announced by email.)

O.
If I have an open order to buy or sell Pyxis Oncology securities on the date the trading window closes, my broker will cancel the open order and won’t execute the trade, right?

A: No. If you have any open orders at the time the trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.

P.
Am I allowed to trade derivative securities of Pyxis Oncology? Or, short Pyxis Oncology common stock?

A: No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options”. These are different from employee stock options, which are not derivative securities.

“Short selling” is profiting when you expect the price of the stock to decline and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.

Q.
Why does Pyxis Oncology prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted such policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading. For this reason, we have decided to prohibit employees from such trading. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.

R.
Can I purchase Pyxis Oncology securities on margin?

A: Under our policies, you may not purchase our common stock on margin at any time. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

S.
Why does Pyxis Oncology prohibit me from purchasing Pyxis Oncology securities on margin or holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If your margin call were called at a time when you had material nonpublic information and you could not or did not supply other collateral, you and Pyxis Oncology may be restricted based on your insider trading activities: the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

T.
Can I exercise stock options during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may exercise the option and receive shares, but you may not sell the shares (other than the sale of shares in a cashless exercise program, including through a broker or in sales other than to the Company) or otherwise settle the option during a trading blackout period or any time that you have material nonpublic information. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.

U.
Am I subject to the trading blackout period if I am no longer an employee of Pyxis Oncology?

A: It depends. If your employment with Pyxis Oncology ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with Pyxis Oncology ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Pyxis Oncology, you should not trade in Pyxis Oncology securities if you possess material non-public information. That restriction stays with you as long as the information you possess is material and not released by Pyxis Oncology.

V.
Can I gift stock while I possess material nonpublic information or during a trading blackout period?

A: Because the SEC has provided guidance that insider trading liability may also apply to gifts, you may not make gifts, whether to charities, to a trust or otherwise, of our common stock when you possess material nonpublic information or during a trading blackout period.

W.
What if I purchased publicly-traded options or other derivative securities before I became a Pyxis Oncology employee (or contractor or consultant)?

A: The same rules apply as for employee stock options. You may exercise the publicly-traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material nonpublic information. When you become a Pyxis Oncology employee, you must report to an Approving Officer that you hold such publicly traded options or other derivative securities.

X.
May I own shares of a mutual fund that invests in Pyxis Oncology?

A: Yes.

Y.
Are mutual fund shares holding Pyxis Oncology subject to the trading blackout periods?

A: No. You may trade in mutual funds holding our common stock at any time.

Z.
May I use a “routine trading program” or “10b5-1 plan”?

A: Yes, subject to the requirements discussed in our Insider Trading and Trading Window Policy. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact an Approving Officer for approval. For more detailed discussion, please read the Policy and the attached Exhibit B.

AA.
What happens if I violate our insider trading policy?

A: Violation of our policies may result in severe personnel action, including a memo to your personnel file and up to and including termination of your employment or other relationship with Pyxis Oncology. In addition, you may be subject to criminal and civil enforcement actions by the government.

BB.
Who should I contact if I have questions about our insider trading policy?

A: You should contact the Approving Officers.

Exhibit B

Guidelines for Rule 10b5-1 Trading Plans

Capitalized terms not defined herein have the meanings

ascribed to them in the Company’s Insider Trading Policy

To be effective, a Trading Plan must:

1.
Include representations certifying that (a) you are not aware of material nonpublic information at the time of adoption and (b) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws;
2.
Specify the beginning and end dates for the Trading Plan;
3.
Specify either (a) the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales or (b) a formula that determines the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales;
4.
Be established only during an open Trading Window and when you are not otherwise subject to a blackout period;
5.
Be put in place only at a broker acceptable to an Approving Officer;
6.
Be reviewed by an Approving Officer before the Trading Plan is put in place;
7.
Be subsequently modified only during an open Trading Window and with approval from an Approving Officer;
8.
If modified, meet all requirements of a newly adopted plan, as if adopted on the date of modification;
9.
If terminated before the end of its term and a new plan is put into place, be implemented only during a Trading Window unless an exception is otherwise approved in advance by an Approving Officer;
10.
Comply with the following “cooling-off” periods:
a.
For the Company’s directors and Section 16 officers, provide that no trade under a Trading Plan may occur until the later of (i) the 91st day after the adoption of the plan or (ii) the third business day after the filing date of the Company’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was adopted, up to a maximum of 120 days after adoption of the plan; or
b.
For other insiders, provide that no trade may occur until the 31st day after the adoption of the Trading Plan;
11.
Be the sole outstanding Trading Plan for such insider, unless an exception is approved in advance by an Approving Officer, after evaluating whether any such additional plan would be permitted by Rule 10b5-1; and
12.
Be, if such Trading Plan is a single-trade plan, the sole single-trade plan within any consecutive 12-month period.

Additionally, the Company requires that you act in good faith with respect to the Rule 10b5-1 plan for the entire duration of the plan.